                                                                      EXHIBIT 11
IMMUNOTHERAPEUTICS, INC.
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SCHEDULE OF COMPUTATION OF NET INCOME PER COMMON SHARE
JANUARY 31, 1996
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
Net Loss                                                                                                  $    (1,187,985)
Assumed Interest on 5% Government Securities, Net of Tax Effect                                                   222,125
                                                                                                          ---------------

   NET LOSS USED FOR PER SHARE AMOUNTS                                                                    $      (965,860)
                                                                                                          ===============

Average Shares Outstanding                                                                                      5,067,253
Add:   Common Equivalent Shares, Determined Using the
         "Modified Treasury Stock Method"                                                                         348,571

   WEIGHTED AVERAGE NUMBER OF SHARES USED IN CALCULATION
     OF LOSS PER SHARE                                                                                          5,415,824

   NET LOSS PER COMMON SHARE                                                                              $          (.18)
                                                                                                          ===============



This computation is submitted in accordance with Regulation S-K, Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 in that its result is antidilutive in 1996.